Exhibit 99.1

May 13, 2026

DeFi Development Corp. Reports Q1 2026 Results, Repurchases $4.4M of Convertibles at 41% Discount
BOCA RATON, FL — May 13, 2026 — DeFi Development Corp. (Nasdaq: DFDV) (the “Company” or “DeFi Dev Corp.”), the first US public company with a treasury strategy built to accumulate and compound Solana (“SOL”), today released its Q1 2026 Shareholder Letter and Business Update.

Shareholder Letter Highlights
●SOL per share ("SPS") of 0.0670 as of May 13, 2026, up 108% y/y and up 1% from March 30, 2026
●Repurchased approximately $4.4 million in principal of July 2030 Convertible Notes for approximately $2.6 million in cash, a 41% discount to par
●Reaffirmed June 2026 guidance of 0.075 SPS (fully converted); long-term target of 1.0 SPS by December 2028 remains unchanged
●Total SOL and SOL equivalents of 2,294,576 as of May 13, 2026, up 3% from March 30, 2026
●Provided estimated SPS contribution from non-MSTR-playbook initiatives, including validator operations, validator partnerships, onchain treasury deployment, and the Treasury Accelerator program

To read the full update, please visit: https://defidevcorp.com/investor?tab=earnings

A video update featuring CEO Joseph Onorati, CFO John Han, COO & CIO Parker White, and CSO Dan Kang will be uploaded to youtube.com/@DeFiDevCorp tomorrow, May 14, 2026, at approximately 8:00 a.m. Eastern Time. Management will address strategic highlights and take questions submitted in advance by both retail investors and sell-side analysts.

For more information, visit defidevcorp.com. To stay up-to-date with the latest developments and insights, subscribe to our blog.
About DeFi Development Corp.
DeFi Development Corp. (Nasdaq: DFDV) has adopted a treasury policy under which the principal holding in its treasury reserve is allocated to SOL. Through this strategy, the Company provides investors with direct economic exposure to SOL, while also actively participating in the growth of the Solana ecosystem. In addition to holding and staking SOL, DeFi Development Corp. operates its own validator infrastructure, generating staking rewards and fees from delegated stake. The Company is also engaged across decentralized finance (DeFi) opportunities and continues to explore innovative ways to support and benefit from Solana’s expanding application layer.

The Company is also an AI-powered online platform that connects the commercial real estate industry by providing value-add services and software subscriptions to multifamily and commercial property professionals, as the Company connects the increasingly complex ecosystem that stakeholders have to manage. The Company’s software offerings are generally offered on a subscription basis as software as a service.

Investor Contact:
ir@defidevcorp.com

Media Contact:
press@defidevcorp.com